As Filed with the Securities and Exchange Commission on May 23, 1997
                                                 Registration No.  333 - _____

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                     FORM S-3
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933



                                 BB&T CORPORATION
               (Exact name of registrant as specified in its charter)

      North Carolina               6060                      56-0939887
     (State or other    (Primary Standard Industrial      (I.R.S. Employer
	     jurisdiction of     Classification Code Number)   Identification Number)
     incorporation or
      organization)

                             200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (910) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                      200 West Second Street, 3rd Floor
                     Winston-Salem, North Carolina 27101
                              (910) 733-2180
           (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                The Commission is requested to send copies of
                         all communications to:

                              Douglas A. Mays
                   Womble Carlyle Sandridge & Rice, PLLC
                       3300 One First Union Center
                        301 South College Street
                    Charlotte, North Carolina 28202



          Approximate date of commencement of proposed sale of the
                         securities to the public:
 From time to time after the effective date of this Registration Statement.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

	The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

                                                       Proposed maximum     Proposed maximum
   Title of each class of             Amount to be    offering price per   aggregate offering       Amount of
 securities to be registered          registered           unit                price            registration fee

Common Stock,                        686,223 shares        $39.625(2)        $27,191,586(2)         $8,240
 par value $5.00 per share (1)

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Estimated solely for the purpose of calculating the registration fee and computed inaccordance with Rule 457(c) under the Securities Act based on the high ($39.875) and low ($39.375) prices of the registrants common stock as reported on the New York Stock Exchange on May 16, 1997.


                                PROSPECTUS

                              686,223 SHARES
                             BB&T CORPORATION
                               COMMON STOCK


     This Prospectus relates to the offer and sale of an aggregate of 686,223 shares of the common stock, par value $5.00 per share ("Common Stock"), of BB&T Corporation (the "Company" or "BB&T") by certain shareholders of the Company (the "Selling Shareholders"). The shares of Common Stock offered by the Selling Shareholders hereby are referred to herein as the "Shares."

     The Shares may be sold directly by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered to or through brokers or dealers who may act solely as agents or who may acquire Shares as principals. The disposition of the Shares will not include the use of special selling efforts or methods, and may be effected in one or more transactions that may take place on the New York Stock Exchange (the "NYSE"), including block trades or ordinary broker's transactions, or through privately negotiated transactions or sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. See "USE OF PROCEEDS."

     No underwriter is being utilized in connection with this offering. The Company has agreed to bear all expenses (other than commissions or discounts of underwriters, dealers or agents, brokers' fees, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders) in connection with the registration of the Shares being offered by the Selling Shareholders, estimated to be $21,000. See "PLAN OF DISTRIBUTION" herein for a description of certain indemnification arrangements between the Company and certain of the Selling Shareholders.

     The Common Stock is traded on the NYSE under the symbol "BBK." On May 22, 1997, the closing price of the Common Stock was $39.63.

   THE SECURITIES TO BE OFFERED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN
     APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS.  ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
        ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
         NON-BANK SUBSIDIARY OF BB&T AND ARE NOT INSURED BY
              THE FEDERAL DEPOSIT INSURANCE CORPORATION
                   OR ANY OTHER GOVERNMENT AGENCY.

             The date of this Prospectus is May 27, 1997.


                       AVAILABLE INFORMATION

     BB&T is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including BB&T.

     Shares of Common Stock are listed on the NYSE, and proxy statements, reports and other information concerning BB&T can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") filed by BB&T with the Commission under the Securities Act with respect to the Shares. This Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     No person has been authorized to give any information or make any representation in connection with the offering of securities made hereby other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by BB&T. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Prospectus in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of BB&T since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by BB&T with the Commission under the Exchange Act are incorporated herein by reference:

     (a) BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) BB&T's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (c)     BB&T's Current Report on Form 8-K dated January 14, 1997;

     (d)     BB&T's Current Report on Form 8-K dated April 11, 1997;

     (e)     BB&T's Current Report on Form 8-K dated May 23, 1997;

     (f) The description of the Common Stock in BB&T's registration statement filed under the Exchange Act with respect to the Common Stock, including all amendments and reports filed for the purpose of updating such description; and

     (g) BB&T's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan.

     All other reports filed by the Company with the Commission pursuant to
Section 13(a) and 13(c) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Shares pursuant to this Prospectus, any definitive proxy or information statement filed pursuant to Section 14 of the Exchange Act in connection with any subsequent meetings of shareholders and any reports filed pursuant to Section 15 of the Exchange Act prior to any such termination of the offering of Shares, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, BB&T CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE: (919) 246-4219.


                            USE OF PROCEEDS

     The Company will receive no proceeds from the sale of Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

     The Shares being offered hereby by the Selling Shareholders were acquired in connection with (i) the acquisitions by BB&T Insurance Services, Inc., a wholly owned indirect subsidiary of the Company ("BB&T Insurance"), of the assets of (a) Boyle-Vaughan Associates, Inc., a South Carolina corporation, on November 22, 1996; (b) Wm. Goldsmith Agency, Inc., a South Carolina corporation, on November 7, 1996; and (c) C. Dan Joyner Insurance Agency, Inc., a South Carolina corporation, on November 13, 1996; and (ii) the acquisition on May 20, 1997 of (a) all of the outstanding shares of Phillips Factors Corporation, a North Carolina corporation ("Factors"), by BB&T and (b) all of the outstanding shares of Phillips Financial Corporation, a North Carolina corporation ("Financial"), by Factors.

     The following table sets forth, for each Selling Shareholder, the amount of Common Stock of the Company owned, the number of shares of Common Stock offered hereby and the number of shares of Common Stock of the Company to be held after completion of this offering, and the nature of any position, office or other material relationship that the Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.
No Selling Shareholder owns 1% or more of the outstanding Common Stock.





                                                                      Number of
                                                                     Shares to be
                                   Number of       Number of        Held after the
                                    Shares           Shares         Completion of
Name                                Owned        Offered Hereby      this offering       Relationship with BB&T
David J. Wells, Jr.               187,910          187,910                  0            Senior Vice President of BB&T Insurance
                                                                                         since November 22, 1996
Thomas B. Boyle, III              187,909          187,909                  0            Senior Vice President of BB&T Insurance
                                                                                         since November 22, 1996
Frank W. Hafner, Jr.               63,504           63,504                  0            Vice President of BB&T Insurance since
                                                                                         November 22, 1996
Robert G. Boyle                    26,370           26,370                  0            Vice President of BB&T Insurance since
                                                                                         November 22, 1996
Richard D. Turner                  26,370           26,370                  0            Vice President of BB&T Insurance since
                                                                                         November 22, 1996
William Goldsmith Company, Inc.    61,108           52,454              8,654            (1)
Nick A. Theodore                  100,275           17,484             82,791            Director of Branch Banking and Trust
                                                                                         Company of South Carolina, a wholly
                                                                                         owned indirect subsidiary of BB&T,
                                                                                         since 1987
John H. Temple                      3,222              269              2,953            Vice President of BB&T Insurance since
                                                                                         November 7, 1996
C. Dan Joyner                      37,271           24,541             12,730            Consultant to BB&T Insurance since
                                                                                         November 13, 1996
Lloyd E. Kessler                   23,579           23,579                  0            Vice President of BB&T Insurance since
                                                                                         November 13, 1996
Robert Niebauer                    56,875           56,875                  0            President of Factors, a BB&T subsidiary
                                                                                         since May 20, 1997
Mitchell Wiggs                     18,958           18,958                  0            President of Financial, a BB&T subsidiary
                                                                                         since May 20, 1997

(1) Paul S. Goldsmith, who has been a director of the Company since 1970, and affiliates of Mr. Goldsmith beneficially own approximately 99% of the outstanding capital stock of William Goldsmith Company, Inc.


                           PLAN OF DISTRIBUTION

     The Shares may be sold directly by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered to or through brokers or dealers who may act solely as agents, or who may acquire Shares as principals. The disposition of the Shares will not include the use of special selling efforts or methods, and may be effected in one or more transactions that may take place on the NYSE, including block trades or ordinary broker's transactions, or through privately negotiated transactions or sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Shareholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act.

     No underwriter is being utilized in connection with this offering. The Company has agreed to bear all expenses (other than commissions or discounts of underwriters, dealers or agents, brokers' fees, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders) in connection with the registration of the Shares being offered by the Selling Shareholders, estimated to be $21,000.

     The Company has agreed to indemnify certain of the Selling Shareholders from certain damages or liabilities arising out of or based upon any untrue statement of a material fact contained in, or material omission from, the Registration Statement, to the extent such untrue statement or omission was not made in the Registration Statement in reliance upon information furnished by the indemnified party.

     The Shares have been approved for listing on the NYSE.

                           RECENT DEVELOPMENTS

UCB Merger

     Pursuant to an Agreement and Plan of Reorganization dated as of November 1, 1996 by and between the Company and United Carolina Bancshares Corporation, Whiteville, North Carolina ("UCB"), as amended and restated (the "UCB Agreement"), UCB, which operates approximately 150 branch offices in the
Carolinas, will merge with and into the Company (the "UCB Merger").   Upon
consummation of the UCB Merger, which is expected to occur in mid-1997, each share of the $4.00 par value common stock of UCB ("UCB Common Stock") (excluding shares held by any dissenting shareholders) issued and outstanding at the effective time of the UCB Merger will be converted into and exchanged for 1.135 shares of Common Stock, subject to possible adjustment (the "UCB Exchange Ratio"). The UCB Exchange Ratio is potentially subject to upward adjustment if certain conditions are met concerning the trading price of Common Stock. UCB would have the right to terminate the UCB Agreement if such conditions should be met, in which case the Company would be required to determine whether to proceed with the UCB Merger at a higher UCB Exchange Ratio. In addition, at the effective time, all rights with respect to UCB Common Stock outstanding at the effective time pursuant to stock options granted by UCB under the existing stock plans of UCB, whether or not exercisable, will be converted into and become rights with respect to Common Stock on a basis that reflects the UCB Exchange Ratio. Approximately 28 million shares of Common Stock have been reserved for issuance in the UCB Merger. The UCB Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests. The shareholders of the Company and UCB each approved the requisite matters relating to the UCB Merger at shareholders' meetings held on April 22, 1997.

     Consummation of the UCB Merger is subject to various conditions, including (a) receipt of all regulatory approvals required in connection with the transactions contemplated by the UCB Agreement, provided that no regulatory approval may impose any condition or requirement (other than previously contemplated divestitures or conditions or restrictions caused by other acquisitions by the Company) which, in the reasonable opinion of the Company, would so materially adversely affect the business or economic benefits of the UCB Merger as to render consummation of the UCB Merger inadvisable or unduly burdensome; (b) receipt by the Company of a letter, dated as of the effective time of the UCB Merger, from Arthur Andersen LLP to the effect that the UCB Merger will qualify for pooling-of-interests accounting treatment; (c) the representations and warranties of the respective parties being true and accurate under the standards set forth in the UCB Agreement; (d) the parties having performed in all material respects all obligations and complied in all material respects with all covenants required by the UCB Agreement; (e) the holders of no more than 9.0% of the outstanding shares of UCB Common Stock having given written notice of their intent to demand payment for their shares and having not voted for the UCB Merger, pursuant to Article 13 of the North Carolina Business Corporation Act (the "NCBCA"); and (f) satisfaction of certain other conditions.

     In connection with executing the UCB Agreement, the Company and UCB entered into two stock option agreements. Under the first stock option agreement, UCB granted to the Company an option to purchase up to 4,828,960 shares of UCB Common Stock (representing 19.9 percent of the outstanding shares of UCB Common Stock), at a purchase price of $30.50 per share, upon
certain terms and in accordance with certain conditions.   Under the second
such stock option agreement, the Company granted to UCB an option to purchase up to 10,806,121 shares of Common Stock (representing 9.9 percent of the outstanding shares of Common Stock), at a purchase price of $34.625 per share, upon certain terms and in accordance with certain conditions.

     For certain information relating to the effects of the UCB Merger on the Company's historical financial position and results of operations, see "PRO FORMA CONDENSED FINANCIAL INFORMATION."

Other Acquisitions

     On May 1, 1997, BB&T announced an agreement to purchase the investment banking firm Craigie Incorporated ("Craigie"), of Richmond, Virginia, for an undisclosed amount. With offices in Richmond and Charlotte, North Carolina, Craigie specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Craigie's public finance department provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The firm's corporate finance department specializes in raising capital for corporate clients and has an active mergers and acquisitions practice. Established in 1929, Craigie will continue to operate as a subsidiary of BB&T. The acquisition is expected to be completed during the third quarter of 1997 and is subject to the approval of the appropriate regulators and the shareholders of Craigie.

     On May 6, 1997, BB&T announced that it will acquire Virginia First Financial Corporation ("VFFC"), of Petersburg, Virginia, in a transaction valued at $148.4 million based on the closing price of BB&T Common Stock of $40.63 on May 5, 1997. VFFC, with approximately $817 million in assets, operates 24 banking offices through its banking subsidiary, Virginia First Savings Bank, and 12 mortgage loan production centers in Virginia and Maryland under Virginia First Mortgage. Its primary businesses are retail banking and mortgage banking. The acquisition, which is subject to the approval of the shareholders of VFFC and federal and state banking regulators, is expected to be completed by year end.

     BB&T expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the earnings or book value, per share, of Common Stock. Moreover, such acquisitions sometimes result in significant charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact of the UCB Merger on BB&T's historical financial position and the impact of the UCB Merger and BB&T's acquisition on March 1, 1997, of Fidelity Financial Bankshares Corporation ("FFBC"), Richmond, Virginia, on BB&T's historical results of operations. The UCB Merger is reflected in the Pro Forma Condensed Financial Information under the pooling-of-interests method of accounting and the FFBC Merger is reflected under the purchase method of accounting.

     The Pro Forma Condensed Balance Sheet presented assumes that the UCB Merger was consummated on March 31, 1997 and the Pro Forma Condensed Income Statements assume that the UCB Merger and the FFBC Merger were consummated at the beginning of each period presented, except where noted.

     BB&T acquired three insurance agencies in the fourth quarter of 1996 which were accounted for under the purchase method of accounting. BB&T issued 610,390 shares of Common Stock to effect the acquisitions and recorded intangible assets of $16.9 million. Substantially all of these shares were repurchased prior to the consummation of these transactions. These amounts are not reflected in the Pro Forma Condensed Balance Sheet contained herein. The intangible assets recorded would result in amortization expense of $282,000 for the three months ended March 31, 1997 and $1.1 million for the year ended December 31, 1996. These amounts are not reflected in the Pro Forma Condensed Income Statements contained herein.

     During 1996, BB&T consummated a merger with Regional Acceptance Corporation, Greenville, North Carolina, which was accounted for as a pooling of interest, and UCB consummated mergers with Triad Bank and Seaboard Savings Bank, SSB, Inc., which were accounted for as poolings of interests. Accordingly, the consolidated financial statements of BB&T and UCB, reflected in the following Pro Forma Condensed Financial Information, have each been restated to give effect to the respective transactions.

     The pro forma balances are not necessarily indicative of the results had the UCB Merger and the FFBC Merger occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.





                  BB&T CORPORATION AND UNITED CAROLINA BANCSHARES CORPORATION
                         CONSOLIDATED PRO FORMA CONDENSED BALANCE SHEET
                                       March 31, 1997
                                        (Unaudited)
                       (Dollars in thousands, except per share data)

                                                                                                                     BB&T and UCB
                                                                                   Pro Forma Adjustments               Pro Forma
                                                  BB&T             UCB            Debit             Credit             combined
Assets
  Cash and due from banks                  $        552,111 $       150,980 $                 $                   $        703,091
  Interest-bearing deposits with banks                8,327              --                                                  8,327
  Federal funds sold and securities purchased
    under resale agreements or similiar
    arrangement                                      21,022          92,632                                                113,654
  Securities available for sale                   5,222,841         869,359                                              6,092,200
  Securities held to maturity                       122,182          44,417                                                166,599
  Loans held for sale                               264,625              --                                                264,625
  Loans and leases, net of unearned income       15,084,615       3,215,839                            208,755(5)       18,091,699
    Allowance for loan and lease losses            (193,987)        (48,266)                                              (242,253)
      Loans and leases, net                      14,890,628       3,167,573                            208,755          17,849,446

  Premises and equipment, net                       328,862          54,759                                                383,621
  Other assets                                      641,597         108,119                              7,660(1)          742,056

      Total assets                         $     22,052,195 $     4,487,839 $            --   $        216,415    $     26,323,619

Liabilities and Shareholders' Equity
  Noninterest-bearing demand deposits      $      2,009,401 $       609,696 $        52,189(5)                    $      2,566,908
  Savings and interest checking                   1,430,386         630,692                                              2,061,078
  Money rate savings                              3,722,006         846,382                                              4,568,388
  Other time deposits                             8,394,303       1,951,882         469,698(5)                           9,876,487
      Total deposits                             15,556,096       4,038,652         521,887                             19,072,861

  Short-term borrowed funds                       2,183,091          39,862                                              2,222,953
  Long-term debt                                  2,273,288           2,251                                              2,275,539
  Accounts payable and other liabilities            286,283          48,226                            354,858(2)(3)(5)    689,367

      Total liabilities                          20,298,758       4,128,991         521,887            354,858          24,260,720

Shareholders' equity:

  Preferred stock, $5 par, 5,000,000 shares
    authorized, none issued and
    outstanding at December 31, 1996                     --              --                                                     --
  Common stock, $5 par, 300,000,000 shares
    authorized, 109,138,628 issued and
    outstanding at March 31, 1997,
    136,817,658 pro forma issued and
    outstanding, respectively                       545,693          97,547                             40,848(4)          684,088
  Additional paid-in capital                        122,274          52,722          40,848(4)                              134,148
  Retained earnings                               1,091,507         210,488          49,386(1)(2)(3)                      1,252,609
  Loan to employee stock ownership plan and
    unvested restricted stock                        (1,935)             --                                                 (1,935)
  Net unrealized appreciation on securities
    available for resale                             (4,102)         (1,909)                                                (6,011)

      Total shareholders' equity                  1,753,437         358,848          90,234             40,848           2,062,899

      Total liabilities and shareholders'
        equity                             $     22,052,195 $     4,487,839 $       612,121   $        395,706    $     26,323,619

See Notes for Pro Forma Condensed Financial Information.


                                            Pro Forma Condensed Income Statement
                                         For the Three Months Ended March 31, 1997
                                                        (Unaudited)
                                       (Dollars in thousands, except per share data)
                                                                                        BB&T and                      BB&T, FFBC
                                                                                          FFBC                          and UCB
                                                                         Pro Forma      Pro Forma                     Pro Forma
                                            BB&T             FFBC(8)    adjustments     combined           UCB(6)      combined(6)
Interest Income
    Interest and fees on
      loans and leases             $      332,269 $          4,047 $                 $  336,316 $         71,581 $        407,897
    Interest and dividends on
      securities                           83,292              347                       83,639           13,438           97,077
    Interest on short-term
      investment                              258               75                          333              717            1,050
      Total interest income               415,819            4,469                      420,288           85,736          506,024

Interest Expense
    Interest on deposits                  140,950            1,892                      142,842           38,377          181,219
    Interest on short-term
      borrowed funds                       26,971              103                       27,074              328           27,402
    Interest on long-term debt             30,099              307                       30,406               29           30,435
      Total interest expense              198,020            2,302                      200,322           38,734          239,056

Net Interest Income                       217,799            2,167                      219,966           47,002          266,968
    Provision for loan and
      lease losses                         17,000              120                       17,120            3,850           20,970

Net Interest Income After Provision
    for Loan and Lease Losses             200,799            2,047                      202,846           43,152          245,998

Noninterest Income
    Service charges on deposit
      accounts                             30,600               46                       30,646            5,855           36,501
    Mortgage banking activities            10,486               (3)                      10,483            1,267           11,750
    Trust income                            5,344               --                        5,344            1,514            6,858
    Agency and other insurance
      commissions                          12,959               --                       12,959            1,893           14,852
    Other nondeposit fees and
      commissions                          18,720               21                       18,741            2,849           21,590
    Securities gains (losses), net            811               --                          811                4              815
    Other noninterest income                6,593                8                        6,601              295            6,896
      Total noninterest income             85,513               72                       85,585           13,677           99,262

Noninterest Expense
    Personnel expense                      81,058              666                       81,724           21,128          102,852
    Occupancy and equipment expense        26,776              205                       26,981            4,333           31,314
    Federal deposit insurance expense       1,135               27                        1,162               --            1,162
    Other noninterest expense              52,073              303          636(7)       53,012           10,622           63,634
      Total noninterest expense           161,042            1,201          636         162,879           36,083          198,962

Earnings
    Income before income taxes            125,270              918         (636)        125,552           20,746          146,298
    Income tax expense                     42,202              346                       42,548            7,467           50,015

    Net income                             83,068              572         (636)         83,004           13,279           96,283


Per Common Share
    Net income:
      Primary                   $             .74                               $           .74 $            .55 $            .69
      Fully diluted             $             .74                               $           .74 $            .55 $            .69

Average Shares Outstanding
      Primary                         111,554,075                                   111,554,075       24,360,323      139,203,042

      Fully diluted                   111,554,075                                   111,554,075       24,360,323      139,203,042


See Notes to Pro Forma Condensed Financial Information.



                                                         Pro Forma Condensed Income Statement
                                                         For the Year Ended December 31, 1996
                                                                     (Unaudited)
                                                     (Dollars in thousands, except per share data)
                                                                                BB&T and                            BB&T, FFBC
                                                                                  FFBC                                and UCB
                                                              Pro forma         Pro forma                            Pro forma
                                   BB&T            FFBC      adjustments        combined              UCB(6)         combined(6)
Interest Income
    Interest and fees on
      loans and leases      $    1,282,521 $      23,659 $          $          1,306,180 $          272,301 $       1,578,481
    Interest and dividends
      on securities                323,360         1,582                         324,942             51,897           376,839
    Interest on short-term
      investments                      732         1,322                           2,054              4,741             6,795
      Total interest income      1,606,613        26,563                       1,633,176            328,939         1,962,115

Interest Expense
    Interest on deposits           564,747        11,746                         576,493            147,744           724,237
    Interest on short-term
      borrowed funds               105,936           964                         106,900              1,823           108,723
    Interest on long-term debt     107,437         1,671                         109,108                165           109,273
      Total interest expense       778,120        14,381                         792,501            149,732           942,233

Net Interest Income                828,493        12,182                         840,675            179,207         1,019,882
    Provision for loan and
      lease losses                  53,661         3,050                          56,711              8,850            65,561

Net Interest Income After Provision
    for Loan and Lease Losses      774,832         9,132                         783,964            170,357           954,321

Noninterest Income
    Service charges on deposit
      accounts                     107,581            --                         107,581             24,599           132,180
    Mortgage banking activities     34,352            --                          34,352              5,493            39,845
    Trust income                    22,811            --                          22,811              5,983            28,794
    Agency and other insurance
      commissions                   33,542            --                          33,542              6,139            39,681
    Other nondeposit fees and
      commissions                   68,835            --                          68,835              9,456            78,291
    Securities gains (losses),
      net                            3,206          (211)                          2,995               (116)            2,879
    Other noninterest income        27,062           834                          27,896                561            28,457
      Total noninterest income     297,389           623                         298,012             52,115           350,127

Noninterest Expense
    Personnel expense              302,383         4,121                         306,504             85,061           391,565
    Occupancy and equipment
      expense                      103,594         1,347                         104,941             17,525           122,466
    Federal deposit insurance
      expense                       42,820         2,004                          44,824              1,227            46,051
    Other noninterest expense      205,256         1,486       2,543(7)          209,285             48,900           258,185
      Total noninterest expense    654,053         8,958       2,543             665,554            152,713           818,267

Earnings
    Income before income taxes     418,168           797     (2,543)             416,422             69,759           486,181
    Income tax expense             134,504           307                         134,811             24,555           159,366

    Net income                     283,664           490     (2,543)             281,611             45,204           326,815
      Preferred dividend
        requirements                   610            --                             610                 --               610
      Income applicable to
        common shares       $      283,054 $         490 $   (2,543)$            281,001 $           45,204 $         326,205


Per Common Share
    Net income:
      Primary               $         2.56 $         .21 $          $               2.51 $             1.87 $            2.34

      Fully diluted         $         2.54 $         .21 $          $               2.48 $             1.87 $            2.32

Average Shares Outstanding
      Primary                  110,486,127     2,286,773                     112,118,197         24,210,796       139,597,450

      Fully diluted            111,836,200     2,286,773                     113,468,270         24,210,796       140,947,523


See Notes to Pro Forma Condensed Financial Information.





                                                  Pro Forma Condensed Income Statement
                                             For the Twelve Months Ended December 31, 1995
                                                             (Unaudited)
                                             (Dollars in thousands, except per share data)
                                                                               BB&T and                               BB&T, FFBC
                                                                                 FFBC                                   and UCB
                                                               Pro forma       Pro forma                               Pro forma
                                     BB&T           FFBC      adjustments      combined              UCB(6)           combined(6)
Interest Income
    Interest and fees on
      loan and leases      $    1,261,658 $      22,731 $            $       1,284,389 $          255,251 $          1,539,640
    Interest and dividends
      on securities               312,423         1,493                        313,916             42,086              356,002
    Interest on short-term
      investments                   2,531         1,203                          3,734              6,754               10,488
      Total interest income     1,576,612        25,427                      1,602,039            304,091            1,906,130

Interest Expense
    Interest on deposits          557,149        11,185                        568,334            132,620              700,954
    Interest on short-term
      borrowed funds              186,194         1,251                        187,445              2,653              190,098
    Interest on long-term debt     70,599         1,537                         72,136                170               72,306
      Total interest expense      813,942        13,973                        827,915            135,443              963,358

Net Interest Income               762,670        11,454                        774,124            168,648              942,772
    Provision for loan and
      lease losses                 34,632           431                         35,063              7,292               42,355

Net Interest Income After Provision
    for Loan and Lease Losses     728,038        11,023                        739,061            161,356              900,417

Noninterest Income
    Service charges on
      deposit accounts             89,621           201                         89,822             24,043              113,865
    Mortgage banking
      activities                   26,408            --                         26,408              4,810               31,218
    Trust income                   18,629            --                         18,629              5,243               23,872
    Agency and other insurance
      commissions                  26,438            --                         26,438              5,252               31,690
    Other nondeposit fees and
      commissions                  54,634            --                         54,634              7,225               61,859
    Securities (losses) gains,
      net                         (18,600)          (42)                       (18,642)                11              (18,631)
    Other noninterest income       33,864           582                         34,446                477               34,923
      Total noninterest income    230,994           741                        231,735             47,061              278,796

Noninterest Expense
    Personnel expense             346,308         4,016                        350,324             78,390              428,714
    Occupancy and equipment
      expense                     107,877         1,314                        109,191             17,410              126,601
    Federal deposit insurance
      expense                      22,995           501                         23,496              3,864               27,360
    Other noninterest expense     204,048         1,189       2,543(7)         207,780             37,632              245,412
      Total noninterest expense   681,228         7,020       2,543            690,791            137,296              828,087

Earnings
    Income before income taxes    277,804         4,744      (2,543)           280,005             71,121              351,126
    Income tax expense             91,463         1,713                         93,176             25,074              118,250

    Net income                    186,341         3,031      (2,543)           186,829             46,047              232,876
      Preferred dividend
        requirements                5,079            --                          5,079                 --                5,079
      Income applicable to
        common shares      $      181,262 $       3,031 $    (2,543) $         181,750 $           46,047 $            227,797


Per Common Share
    Net income:
      Primary              $         1.65 $        1.34 $            $            1.63 $             1.91 $               1.64
      Fully diluted        $         1.62 $        1.34 $            $            1.61 $             1.91 $               1.62

Average Shares Outstanding
      Primary                 109,776,710     2,261,310                    111,390,607         24,099,190          138,743,188

      Fully diluted           114,801,843     2,261,310                    116,415,740         24,099,190          143,768,321



See Notes to Pro Forma Condensed Financial Information.


                                                     Pro Forma Condensed Income Statement
                                                For the Twelve Months Ended December 31, 1994
                                                                (Unaudited)
                                                (Dollars in thousands, except per share data)
                                                                                    BB&T and                           BB&T, FFBC
                                                                                       FFBC                             and UCB
                                                                     Pro forma     Pro forma                           Pro forma
                                           BB&T             FFBC    adjustments     combined         UCB(6)           combined(6)
Interest Income
    Interest and fees on loans and
      leases                         $    1,042,553 $      18,928  $            $  1,061,481 $       212,511 $          1,273,992
    Interest and dividends on
      securities                            291,805         1,048                    292,853          32,298              325,151
    Interest on short-term investments        5,184           904                      6,088           2,431                8,519
      Total interest income               1,339,542        20,880                  1,360,422         247,240            1,607,662

Interest Expense
    Interest on deposits                    441,876         7,814                    449,690          89,430              539,120
    Interest on short-term borrowed
      funds                                 103,493           966                    104,459           2,948              107,407
    Interest on long-term debt               40,927         1,448                     42,375             164               42,539
      Total interest expense                586,296        10,228                    596,524          92,542              689,066

Net Interest Income                         753,246        10,652                    763,898         154,698              918,596
    Provision for loan and lease losses      20,181           525                     20,706           3,549               24,255

Net Interest Income After Provision
    for Loan and Lease Losses               733,065        10,127                    743,192         151,149              894,341

Noninterest Income
    Service charges on deposit accounts      85,106            --                     85,106          23,874              108,980
    Mortgage banking activities              24,920            --                     24,920           3,893               28,813
    Trust income                             17,180            --                     17,180           5,163               22,343
    Agency and other insurance
      commissions                            24,243            --                     24,243           3,773               28,016
    Other nondeposit fees and
      commissions                            48,265            --                     48,265           7,269               55,534
    Securities (losses) gains, net            3,074            (3)                     3,071             (46)               3,025
    Other noninterest income                 27,073           585                     27,658             952               28,610
      Total noninterest income              229,861           582                    230,443          44,878              275,321

Noninterest Expense
    Personnel expense                       296,545         3,533                    300,078          78,586              378,664
    Occupancy and equipment expense          88,580         1,187                     89,767          17,181              106,948
    Federal deposit insurance expense        32,697           432                     33,129           6,556               39,685
    Other noninterest expense               171,973         1,250      2,543(7)      175,766          44,382              220,148
      Total noninterest expense             589,795         6,402      2,543         598,740         146,705              745,445

Earnings
    Income before income taxes              373,131         4,307     (2,543)        374,895          49,322              424,217
    Income tax expense                      129,289         1,568                    130,857          17,769              148,626

    Income before cumulative effects
      of changes in accounting methods      243,842         2,739     (2,543)        244,038          31,553              275,591

    Cumulative effects of changes in
      accounting methods                         --            --         --              --            (316)                (316)

    Net income                              243,842         2,739     (2,543)        244,038          31,237              275,275
      Preferred dividend requirements         5,198            --                      5,198              --                5,198
      Income applicable to common
        shares                       $      238,644 $       2,739 $   (2,543)   $    238,840 $        31,237 $            270,077


Per Common Share
    Net income:
      Primary                        $         2.21 $        1.22 $             $       2.18 $          1.30 $               1.97
      Fully diluted                  $         2.16 $        1.22 $             $       2.13 $          1.30 $               1.94

Average Shares Outstanding
      Primary                           108,142,988      2,236,736                109,739,346      23,954,818          136,928,065

      Fully diluted                     113,193,681      2,236,736                114,790,039      23,954,818          141,978,758

See Notes to Pro Forma Condensed Financial Information.


             NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION




Note 1. During May 1995, BB&T and UCB entered into a transaction wherein UCB acquired 12 North Carolina branch offices which were required to be divested by BB&T. In the acquisition, UCB assumed $178.7 million in deposits and purchased $26.8 million in loans from BB&T. Two of the branch banking offices acquired by UCB in the transaction with aggregate deposits and loans of $32.7 million and $4.9 million, respectively, were sold to third party banks during the fourth quarter of 1995. UCB recorded a premium of $10.1 million for the assumed deposit base of the branches retained. BB&T recorded a total gain on divestiture of $12.3 million. This adjustment eliminates the $7.7 million of unamortized deposit intangibles and the intercompany portion of the gain in the Pro Forma Condensed Balance Sheet.

Note 2. Certain material, nonrecurring adjustments of approximately $50 to $60 million will be recorded in conjunction with the UCB Merger. These adjustments include amounts to effect the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; amounts associated with branch closings and divestitures and the consolidation of bank operations and systems. It is estimated that $5 million of the expenses will be directly related to effecting the UCB Merger and therefore will not be deductible for income tax purposes. The impact of these adjustments has been reflected in the Pro Forma Condensed Balance Sheet as of March 31, 1997.

Note 3. UCB elected to amortize the accumulated postretirement obligation related to the adoption of SFAS No. 106 over a period of 20 years as a component of the postretirement benefit cost. BB&T elected to reflect the adoption of SFAS No. 106 through the recording of a cumulative charge for this change in accounting principle. The Pro Forma Condensed Balance Sheet reflects an adjustment to conform UCB's transition method to the method elected by BB&T. The accompanying Pro Forma Condensed Income Statements do not reflect adjustments for amounts previously recorded by UCB as amortization of the unrecorded transition obligation, which amounted to $99,000 for the quarter ended March 31, 1997 and $394,000 each year for the years ended December 31, 1996, 1995 and 1994.

Note 4. Based on an exchange ratio of 1.135 for the conversion of UCB common stock into BB&T common stock. At March 31, 1997, UCB had 24,386,811 shares of common stock outstanding.

Note 5. To reflect the transactions necessary to divest of $521.9 million of deposits and $208.8 million of loans in conjunction with the UCB merger. The net amount to be due at closing is recorded in other liabilities.

Note 6. No pro forma adjustments relating to the UCB Merger are reflected in the Pro Forma Condensed Income Statements.

Note 7. To record amortization of the $38.1 million recorded as goodwill, which results from the excess of the purchase price over the estimated fair market value of the net assets acquired from FFBC over a 15-year period using the straight-line method.

Note 8. BB&T acquired FFBC on March 1, 1997. This Pro Forma Condensed Income Statements includes the results of operations of FFBC from January 1, 1997 through February 28, 1997. FFBC's results of operations for the month of March, 1997 are included in the BB&T column.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this Prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 22,000 shares of Common Stock.

                                   EXPERTS

     The consolidated financial statements and schedules of BB&T Corporation included in BB&T Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

     Securities and Exchange Commission registration fee      $ 8,240
     Legal fees                                                 7,500
     Accounting fees                                            5,000
     Miscellaneous expenses                                       260

     Total                                                    $21,000



Item 15.  Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising our of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

     The registrant maintains directors and officers liability insurance which, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1818(b)).

Item 16.  Exhibits

     The following documents are filed as exhibits to this registration statement on Form S-3:

Exhibit No.   Description
3(a)          Articles of Incorporation of BB&T Corporation, as amended
              (incorporated herein by reference to Exhibit No. 3(a) to
              the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
3(b)          Articles of Amendment to Articles of Incorporation of BB&T
              Corporation effective May 16, 1997 changing the name of the registrant from "Southern National Corporation" to "BB&T
              Corporation"
3(c)          Bylaws of BB&T Corporation, as amended (incorporated herein by reference to Exhibit No. 3.2 to the registrant's
              registration statement on Form S-4 filed June 29, 1989
              (Registration No. 33-29586) and Exhibit No. 3(c) to the
              registrant's registration statement on Form S-4 filed May 6,
              1997 (Registration No. 333-26545))
4             Rights Agreement, dated as of December 17, 1996, between BB&T
              Corporation and Branch Banking and Trust Company,
              as Rights Agent (incorporated herein by reference to Exhibit No.
              1 of the registrant's registration statement
              on Form 8-A dated January 10, 1997)
5             Opinion of Womble Carlyle Sandridge & Rice, PLLC
23(a)         Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
              Exhibit 5)
23(b)         Consent of Arthur Andersen LLP
24            Power of Attorney

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on May 23, 1997.

                          SOUTHERN NATIONAL CORPORATION

                          By:      /s/ Jerone C. Herring
                          Name:        Jerone C. Herring
                          Title:       Executive Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on May 23, 1997.



/s/    John A. Allison IV*                   /s/ Scott E. Reed*
Name:  John A. Allison IV                 Name:  Scott E. Reed
Title: Chairman of the Board and         Title:  Senior Executive Vice President
       Chief Executive Officer                   and Chief Financial Officer
       (principal executive officer)             (principal financial officer)

   /s/ Sherry A. Kellett*                    /s/ Paul B. Barringer*
Name:  Sherry A. Kellett                  Name:  Paul B. Barringer
Title: Executive Vice President          Title:  Director
       and Controller (principal
       accounting officer)

   /s/ W. R. Cuthbertson, Jr.*               /s/ Ronald E. Deal*
Name:  W. R. Cuthbertson, Jr.             Name:  Ronald E. Deal
Title: Director                          Title:  Director


   /s/ A. J. Dooley, Sr.*                    /s/ Joe L. Dudley, Sr.*
Name:  A. J. Dooley, Sr.                  Name:  Joe L. Dudley, Sr.
Title: Director                           Title: Director


   /s/ Tom D. Efird*                          /s/ O. William Fenn, Jr.*
Name:  Tom D. Efird                        Name:  O. William Fenn, Jr.
Title: Director                           Title:  Director


   /s/ Paul S. Goldsmith*                    /s/ L. Vincent Hackley*
Name:  Paul S. Goldsmith                  Name:  L. Vincent Hackley
Title: Director                          Title:  Director


    /s/ Ernest F. Hardee*                     /s/ Richard Janeway, M.D.
Name:   Ernest F. Hardee                   Name:  Richard Janeway, M.D.
Title:  Director                          Title:  Director


   /s/ J. Ernest Lathem, M.D.*                /s/ James H. Maynard*
Name:  J. Ernest Lathem, M.D.              Name:  James H. Maynard
Title: Director                           Title:  Director


   /s/ Joseph A. McAleer, Jr.*                /s/ Albert O. McCauley*
Name:  Joseph A. McAleer, Jr.              Name:  Albert O. McCauley
Title: Director                           Title:  Director


    /s/ Dickson McLean, Jr.*                 /s/ Charles E. Nichols*
Name:   Dickson McLean, Jr.               Name:  Charles E. Nichols
Title: Director                          Title:  Director


    /s/ L. Glen Orr, Jr.*                    /s/ A. Winniett Peters*
Name:   L. Glenn Orr, Jr.                 Name:  A. Winniett Peters
Title:  Director                         Title:  Director


   /s/ Richard L. Player, Jr.*                /s/ C. Edward Pleasants, Jr.*
Name:  Richard L. Player, Jr.              Name:  C. Edward Pleasants, Jr.
Title: Director                           Title:  Director


   /s/ Nido R. Qubein*                        /s/ A. Tab Williams, Jr.*
Name:  Nido R. Qubein                      Name:  A. Tab Williams, Jr.
Title: Director                           Title:  Director


*By: /s/ Jerone C. Herring
         Jerone C. Herring
         Attorney-in-Fact



                                                         EXHIBIT 3(b)

                             ARTICLES OF AMENDMENT
                                      OF
                         SOUTHERN NATIONAL CORPORATION


     The undersigned corporation hereby submits these articles of amendment for the purpose of amending its articles of incorporation:

     1.     The name of the corporation is Southern National Corporation.

     2. The following amendment to the articles of incorporation of the corporation was adopted by its shareholders on the 22nd day of April, 1997 in the manner prescribed by law:

          Delete the provisions of Article I and substitute therefore the following:

               "The name of the Corporation is BB&T Corporation."

     3. The above amendment is effective at 11:59 p.m. on Friday, May 16, 1997.


     This the 1st day of May, 1997.

                                    SOUTHERN NATIONAL CORPORATION


                                    By:  /s/ Jerone C. Herring
                                         Jerone C. Herring, Secretary


                                                                EXHIBIT 5

             [Letterhead of Womble Carlyle Sandridge & Rice, PLLC]



May 23, 1997

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27102

        Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to BB&T Corporation (the "Company") in connection with the registration by the Company of 686,223 shares of its Common Stock, par value $5.00 per share (the "Shares") that may be offered and sold by certain shareholders of the Company from time to time, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

     In connection with the foregoing, we have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein.

     Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid, and nonassessable.

     We hereby consent to be named in the Registration Statement under the heading "LEGAL MATTERS" as attorneys who passed upon the validity of the shares of Common Stock and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.


                                      Sincerely,

                                      Womble Carlyle Sandridge & Rice,
                                      A Professional Limited Liability Company


                                      By: /s/ Garza Baldwin, III
                                          Garza Baldwin, III



                                                          EXHIBIT 23(b)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 14, 1997, included in BB&T Corporation's Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.


                                           /s/     Arthur Andersen LLP

Charlotte, North Carolina
May 23, 1997.


                                                           EXHIBIT 24

                              POWER OF ATTORNEY

     Each of the undersigned, being a director and/or officer of Southern National Corporation (the "Company"), hereby nominates, constitutes and appoints John A. Allison, Scott E. Reed and Jerone C. Herring, or any one of them severally, to be his or her true and lawful attorney-in-fact and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of the sale of (a) up to 610,390 shares of the Company's common stock, $5.00 par value per share (the "Common Stock"), issued in connection with the acquisitions by a subsidiary of the Company in November 1996 of the assets of Boyle-Vaughan Associates, Inc., Wm. Goldsmith Agency, Inc. and C. Dan Joyner Insurance Agency, Inc. and (b) up to 491,680 shares of Common Stock to be issued in connection with the acquisition by the Company of all of the outstanding capital stock of Phillips Factors Corporation ("Factors") and the acquisition by Factors of all of the outstanding capital stock of Phillips Financial Corporation, and to file any and all amendments, including post-effective amendments, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission.

     This Power of Attorney has been signed by the following persons in the capacities indicated as of April 22, 1997.



   /s/ John A. Allison IV                    /s/ Scott E. Reed
Name:  John A. Allison IV                 Name:  Scott E. Reed
Title: Chairman of the Board and         Title:  Senior Executive Vice President
       Chief Executive Officer                   and Chief Financial Officer
       (principal executive officer)             (principal financial officer)


   /s/ Sherry A. Kellett                     /s/ Paul B. Barringer
Name:  Sherry A. Kellett                  Name:  Paul B. Barringer
Title: Executive Vice President          Title:  Director
       and Controller
       (principal accounting officer)


   /s/ W. R. Cuthbertson, Jr.                /s/ Ronald E. Deal
Name:  W. R. Cuthbertson, Jr.             Name:  Ronald E. Deal
Title: Director                          Title:  Director


   /s/ A. J. Dooley, Sr.                     /s/ Joe L. Dudley, Sr.
Name:  A. J. Dooley, Sr.                  Name:  Joe L. Dudley, Sr.
Title: Director                          Title:  Director


   /s/ Tom D. Efird                          /s/ O. William Fenn, Jr.
Name:  Tom D. Efird                       Name:  O. William Fenn, Jr.
Title: Director                          Title:  Director


   /s/ Paul S. Goldsmith                     /s/ L. Vincent Hackley
Name:  Paul S. Goldsmith                  Name:  L. Vincent Hackley
Title: Director                          Title:  Director





   /s/ Ernest F. Hardee                      /s/ Richard Janeway, M.D.
Name:  Ernest F. Hardee                   Name:  Richard Janeway, M.D.
Title: Director                          Title:  Director


   /s/ J. Ernest Lathem, M.D.                /s/ James H. Maynard
Name:  J. Ernest Lathem, M.D.             Name:  James H. Maynard
Title: Director                          Title:  Director


   /s/ Joseph A. McAleer, Jr.                /s/ Albert O. McCauley
Name:  Joseph A. McAleer, Jr.             Name:  Albert O. McCauley
Title: Director                          Title:  Director


   /s/ Dickson McLean, Jr.                   /s/ Charles E. Nichols
Name:  Dickson McLean, Jr.                Name:  Charles E. Nichols
Title: Director                          Title:  Director


   /s/ L. Glenn Orr, Jr.                     /s/ A. Winniett Peters
Name:  L. Glenn Orr, Jr.                  Name:  A. Winniett Peters
Title: Director                          Title:  Director


   /s/ Richard L. Player, Jr.                /s/ C. Edward Pleasants, Jr.
Name:  Richard L. Player, Jr.             Name:  C. Edward Pleasants, Jr.
Title: Director                          Title:  Director


   /s/ Nido R. Qubein                        /s/ A. Tab Williams, Jr.
Name:  Nido R. Qubein                     Name:  A. Tab Williams, Jr.
Title: Director                          Title:  Director